UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2009

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                  Effective November 11, 2009, Dirk D. Laukien, Ph.D. has elected to resign from his position as Senior Vice President of Bruker Corporation (the “Company”) and from the following executive management and directorship positions at subsidiaries of the Company: President of Bruker Optics Inc.; Co-President and director of Bruker BioSpin Corporation; and director of Bruker BioSpin AG.  Additionally, Dr. Dirk Laukien has elected to resign from his position as Co-Chief Executive Officer of the worldwide Bruker BioSpin group of companies, to be effective February 1, 2010.  Dr. Dirk Laukien has tendered his resignation from these positions in order to have more time to devote to personal interests.

Dr. Dirk Laukien will remain with the Company as Senior Scientific Fellow and will continue his service on the Company’s board of directors.

(e)                                   Dr. Dirk Laukien and the Company have entered into a letter agreement (the “Agreement”) in connection with his resignation from service as an executive officer of the Company and appointment as Senior Scientific Fellow. Pursuant to the Agreement, Dr. Dirk Laukien’s annual base salary is reduced to $100,000 effective November 11, 2009.  Additionally, he will continue to be eligible to receive a cash incentive award for his performance as an executive officer in 2009.  The Agreement was negotiated on behalf of the Company by a committee of independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: November 13, 2009	By:	/s/Frank H. Laukien
Frank H. Laukien, Ph.D.
President and Chief Executive Officer